Exhibit 99.1

Computer Programs and Systems, Inc. Announces Third Quarter 2012 Results

Company Announces Regular Quarterly Dividend of $0.46 Per Share

MOBILE, Ala.--(BUSINESS WIRE)--October 25, 2012--Computer Programs and Systems, Inc. (NASDAQ: CPSI):

Highlights:

  Revenues of $45.2 million;
  12-month backlog of $148.4 million;
  Earnings per diluted share of $0.63;
  Cash provided by operations of $6.4 million; and
  Quarterly dividend of $0.46 per share.

Computer Programs and Systems, Inc. (NASDAQ: CPSI), a leading provider of healthcare information solutions, today announced results for the third quarter and nine months ended September 30, 2012.

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.46 (forty-six cents) per share, payable on November 23, 2012, to stockholders of record as of the close of business on November 8, 2012.

Total revenues for the third quarter ended September 30, 2012, were $45.2 million, compared with total revenues of $42.0 million for the prior-year third quarter. Net income for the quarter ended September 30, 2012, increased 15.6% to $6.9 million, or $0.63 per diluted share, compared with $6.0 million, or $0.54 per diluted share, for the quarter ended September 30, 2011. Cash provided by operations for the third quarter of 2012 was $6.4 million, compared with $7.1 million for the prior-year third quarter.

Total revenues for the nine months ended September 30, 2012, were $135.4 million, compared with total revenues of $131.3 million for the prior-year period. Net income for the nine months ended September 30, 2012, increased 8.1% to $20.8 million, or $1.88 per diluted share, compared with $19.3 million, or $1.75 per diluted share, for the nine months ended September 30, 2011. Cash provided by operations for the first nine months of 2012 was $18.0 million, compared with $24.2 million for the prior-year period.

During the quarter, the Company continued to install systems under contracts for which a substantial majority of the consideration will be received and revenue recognized in subsequent periods upon hospitals successfully achieving Meaningful Use designation. The total accumulated unrecognized revenue related to such contracts as of September 30, 2012, was approximately $9.4 million, with approximately $2.5 million of that amount related to installations occurring during the three months ended September 30, 2012.

CPSI’s 12-month backlog as of September 30, 2012, was $148.4 million, consisting of $42.0 million in non-recurring system purchases and $106.4 million in recurring payments for support, Business Management Services and SAAS contracts. These amounts exclude amounts to be recognized in subsequent periods upon hospitals successfully achieving Meaningful Use designation.

A listen-only simulcast and replay of CPSI’s third quarter 2012 conference call will be available on-line at www.cpsinet.com and www.earnings.com on October 26, 2012, beginning at 9:00 a.m. Eastern Time.

About Computer Programs and Systems, Inc.

CPSI is a leading provider of healthcare information solutions for community hospitals with over 650 client hospitals in 45 states and the District of Columbia. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. Its fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI’s staff of over 1,400 technical, healthcare, medical and business professionals provides system implementation and continuing support services as part of a comprehensive program designed to respond to clients’ information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; the potential effects of the federal healthcare reform legislation enacted in 2010, and implementing regulations, on the businesses of our hospital customers; the funding uncertainties associated with and potential expenditures required by the American Recovery and Reinvestment Act of 2009 in connection with the adoption of electronic health records; saturation of our target market and hospital consolidations; changes in customer purchasing priorities, capital expenditures and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; government regulation of our products and customers, including changes in healthcare policy affecting Medicare and Medicaid reimbursement rates; government regulation of the healthcare and health insurance industries; changes in accounting principles generally accepted in the United States; breaches of security and viruses in our systems resulting in customer claims against us and harm to our reputation; potential intellectual property claims against us; general economic conditions, including changes in the financial markets that may affect the availability and cost of credit to us or our customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Condensed Statements of Operations (in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Sales revenues:
System sales	$17,561	$15,999	$52,464	$55,199
Support and maintenance	18,172	17,195	54,705	49,563
Business management services	9,441	8,851	28,225	26,502
Total sales revenues	45,174	42,045	135,394	131,264

Cost of sales:
System sales	11,528	10,845	36,106	36,496
Support and maintenance	7,902	6,811	23,084	19,750
Business management services	5,729	4,912	16,783	14,249
Total cost of sales	25,159	22,568	75,973	70,495
Gross profit	20,015	19,477	59,421	60,769

Operating expenses:
Sales and marketing	3,379	3,581	10,661	10,372
General and administrative	6,645	6,258	19,845	19,629
Total operating expenses	10,024	9,839	30,506	30,001

Operating income	9,991	9,638	28,915	30,768
Interest income, net	262	181	611	493
Income before taxes	10,253	9,819	29,526	31,261
Provision for income taxes	3,328	3,830	8,691	11,982
Net income	$6,925	$5,989	$20,835	$19,279

Basic earnings per share	$0.63	$0.54	$1.88	$1.75
Diluted earnings per share	$0.63	$0.54	$1.88	$1.75

Weighted average shares outstanding:
Basic	11,065	11,063	11,064	11,024
Diluted	11,065	11,063	11,064	11,024

COMPUTER PROGRAMS AND SYSTEMS, INC. Condensed Balance Sheets (in thousands)

	Sept. 30, 2012	Dec. 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,831	$6,664
Investments	17,666	16,487
Accounts receivable, net of allowance for doubtful accounts of $1,355 and $1,276, respectively	23,952	21,521
Financing receivables, current portion (net)	5,559	3,781
Inventory	2,288	1,839
Deferred tax assets	2,912	2,544
Prepaid income taxes	972	835
Prepaid expenses and other	1,297	498
Total current assets	60,477	54,169

Financing receivables, long-term (net)	7,004	4,057
Property and equipment	24,499	30,745
Accumulated depreciation	(6,726)	(13,326)
Total assets	$85,254	$75,645

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,176	$2,469
Deferred revenue	7,120	5,590
Accrued vacation	3,794	3,212
Other accrued liabilities	5,359	5,400
Total current liabilities	19,449	16,671

Deferred tax liabilities	1,952	1,590

Stockholders’ equity:
Common stock, par value $0.001 per share, 30,000 shares authorized, 11,065 and 11,063 shares issued and outstanding	11	11
Additional paid-in capital	32,462	31,582
Accumulated other comprehensive income	30	7
Retained earnings	31,350	25,784
Total stockholders’ equity	63,853	57,384
Total liabilities and stockholders’ equity	$85,254	$75,645

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Other Supplemental Information (In thousands)

The following table summarizes cash flow and free cash flow for the Company:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Cash Flow Information
Net cash provided by operating activities	$6,413	$7,059	$17,955	$24,199
Net cash used in investing activities	(726)	(404)	(3,470)	(4,158)
Net cash used in financing activities	(5,075)	(3,968)	(15,318)	(11,821)

Free Cash Flow
Net cash provided by operating activities	$6,413	$7,059	$17,955	$24,199
Less: Purchases of property and equipment	(652)	(337)	(2,324)	(1,007)
Free cash flow	$5,761	$6,722	$15,631	$23,192

Free cash flow is a non-GAAP financial measure which CPSI defines as net cash provided by operating activities less purchases of property and equipment. The most directly comparable GAAP financial measure is net cash provided by operating activities. The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the financial resources of the Company and its ability to generate cash.

CONTACT:
Computer Programs and Systems, Inc.
Boyd Douglas, 251-639-8100
President and Chief Executive Officer